UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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    14a-6(e)(2))
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                          FIRST AVIATION SERVICES INC.
  ----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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
[First Aviation Services Inc. logo]

FOR IMMEDIATE RELEASE
---------------------


        BOARD ANNOUNCES MAJORITY SHAREHOLDER WILL NOT SUPPORT WYNNEFIELD
                   AND WILL VOTE FOR BOARD NOMINATED DIRECTORS



WESTPORT, CT, May 26, 2004 - First Aviation Services Inc. (NASDAQ - FAVS) announced today that its Board of Directors is mailing the following letter to the Company's stockholders:

Dear First Aviation stockholder:

We, the members of the board of directors (the "Board") of First Aviation Services Inc. (the "Company" or "FAvS"), are writing to ask for your support at the upcoming Annual Meeting of Stockholders. This year, The Wynnefield Group, a dissident stockholder group controlled by Nelson Obus, is mounting a proxy contest against your Board.

THE BOARD URGES YOU TO VOTE "FOR" THE BOARD'S TWO NOMINEES FOR ELECTION AS DIRECTORS, MR. MICHAEL C. CULVER AND MR. ROBERT L. KIRK, AND TO VOTE "AGAINST" THE CUMULATIVE VOTING PROPOSAL.

o    SIGN AND RETURN ONLY THE COMPANY'S WHITE PROXY CARD OR VOTING INSTRUCTION
     FORM.

o THROW AWAY AND DO NOT USE ANY PROXY CARD OR VOTING INSTRUCTIONS YOU RECEIVE FROM THE WYNNEFIELD GROUP.

If you have any questions or require voting assistance, please call D. F. King & Co., Inc., which is assisting the Board, toll free at 1-800-628-8536.

WE BELIEVE THE WYNNEFIELD GROUP AND MR. OBUS ARE USING THE GUISE OF A PROXY CONTEST TO RUN A NEGATIVE CAMPAIGN AGAINST THE INCUMBENT BOARD AND MANAGEMENT, WELL AWARE THAT WYNNEFIELD WILL NOT SUCCEED IN EITHER ELECTING MR. OBUS TO THE BOARD OR HAVING ITS CUMULATIVE VOTING PROPOSAL APPROVED.

First Equity, the Company's majority stockholder, already has informed The Wynnefield Group that it will be voting for the Board's two nominees for election as director and will be voting against the cumulative voting proposal. Consequently, under no circumstances will Mr. Obus be elected to the Board or will the cumulative voting proposal be approved. You should note that Wynnefield's board nominee and stockholder proposal were thoroughly considered but rejected unanimously by your Board, a majority of whose members are independent.

Given these facts, the Board believes that The Wynnefield Group's proxy contest and disparagement of the incumbent directors, which is causing the Company to incur significant and unnecessary expenses and which is diverting the Company's attention from pursuing its business strategies, must be for an ulterior purpose.

THE BOARD SUSPECTS THAT THE WYNNEFIELD GROUP'S REAL PURPOSE IS TO BE A SUFFICIENT NUISANCE TO THE BOARD SUCH THAT THE BOARD ULTIMATELY WILL HELP THE WYNNEFIELD GROUP EFFECTUATE AN "EXIT" FROM FAVS - THAT IS, CASHING-OUT WYNNEFIELD'S LARGELY ILLIQUID INVESTMENT IN FAVS, EVEN IF THE EXIT VEHICLE MAY BE IN A TRANSACTION OR AT A TIME THAT IS NOT IN THE BEST INTERESTS OF ALL STOCKHOLDERS.

Your Board will not succumb. The Board believes that The Wynnefield Group's problem is largely one of its own making. Specifically, the Board believes that The Wynnefield Group contributed in large measure to the lack of trading liquidity in FAvS' common stock by accumulating such a substantial portion of the publicly traded shares so that now only a small portion of the common stock is left in the hands of the real public.

The Board believes that as a result of this lack of liquidity, The Wynnefield Group is seeking to pressure the Board to adopt a mechanism which will allow The Wynnefield Group to sell its shares in the short term at a premium, regardless of the long-term impact on other stockholders. Mr. Obus previously has articulated his interest in an exit strategy consisting of either having the Wynnefield shares bought back by the Company, having the Company taken private or having the Company sold. The Board, however, no matter what Mr. Obus says or does, will pursue such strategies only if and when they are in the best interests of the Company's stockholders as a whole - not just Wynnefield.

IN THE BOARD'S VIEW, THE WYNNEFIELD GROUP'S INSISTENCE ON CONTINUING TO NOMINATE MR. OBUS TO THE BOARD AND NOW PROPOSING CUMULATIVE VOTING REFLECTS A NARROW, SELF-INTERESTED FOCUS.

The Wynnefield Group continues to nominate Mr. Obus to the Board even though his candidacy was rejected this year by the independent directors comprising the Nominating and Corporate Governance Committee and was rejected last year by the public stockholders: Mr. Obus last year received less than 11% of the votes cast in the election of directors by stockholders not affiliated with The Wynnefield Group, the Company's majority stockholder, or officers and directors of the Company. Notwithstanding that history, instead of nominating a new candidate independent of The Wynnefield Group with experience and skills which could be helpful to FAvS in determining or executing its strategies, The Wynnefield Group continues to nominate Mr. Obus - an individual who the Nominating Committee of the Board believes would bring little more to the Board than an adversarial approach with management and other Board members and who would be disruptive in Board meetings and therefore be counterproductive to maximizing stockholder value. Moreover, the Board believes that if cumulative voting were to be adopted by the Company, it would allow Mr. Obus, with a little additional shareholder support, to elect himself to the Board, but it would do nothing to benefit the other public stockholders.

FIRST AVIATION'S STOCK PRICE HAS INCREASED SIGNIFICANTLY DURING THE PAST 12 MONTHS.

Contrary to Mr. Obus' attacks, the Board believes that the Company has performed well considering the unprecedented downturn in the aerospace industry that followed the terrorist attacks that took place on September 11, 2001 - not as well as Aviall, but better than many in the aerospace industry. The price of the Company's stock increased over 36% during the 12-month period ending April 29, 2004.

WE ASK THAT YOU NOT BE FOOLED BY THE WYNNEFIELD GROUP. YOUR BOARD OF DIRECTORS, A MAJORITY OF WHOSE MEMBERS ARE INDEPENDENT, IS FOCUSED ON THE BEST INTERESTS OF ALL STOCKHOLDERS.

While Mr. Obus complains about FAvS' corporate governance, the facts do not support him. A majority of the members of the Board, as well as the entire Nominating and Corporate Governance and Compensation Committees, consist of independent directors. This level of independence exceeds that which is required of FAvS under applicable Nasdaq listing standards. Moreover, by maintaining such independence on our Board, and by having only independent directors select nominees for the Board, stockholders can be assured that the Board will serve the best interests of the stockholders as a whole.

WE THUS ASK FOR YOUR CONTINUING SUPPORT. Your vote is important. Please take a moment to SIGN, DATE and PROMPTLY RETURN your WHITE proxy card or voting instruction form in the postage-paid envelope provided.

                                                  Very truly yours,

                                                  The Board of Directors


                             ADDITIONAL INFORMATION

First Aviation Services Inc. filed with the Securities and Exchange Commission
(SEC) on May 17, 2004, its definitive proxy statement for the 2004 Annual Meeting of Stockholders. This document contains important information concerning, among other things, the matters to be acted upon at the Annual Meeting, the position of the Company's Board of Directors with respect to those matters, and the participants in the solicitation of proxies on behalf of the Board for that meeting. The Company may also file additional proxy solicitation materials with the SEC. Stockholders are urged to read this important information. You may obtain these documents free of charge at the SEC's website (www.sec.gov). In addition, these documents may be obtained for free by contacting Robert Costantini, Chief Financial Officer and Corporate Secretary, First Aviation Services Inc., 15 Riverside Avenue, Westport, Connecticut 06880,
(203) 291-3300.


About First Aviation
--------------------

First Aviation Services Inc. (FAvS), located in Westport, Connecticut, together with its principal operating subsidiary, Aerospace Products International, Inc.
(API), based in Memphis, Tennessee, is one of the premier suppliers of aircraft parts and components to the aviation industry worldwide and is a provider of supply chain management services, including third party logistics and inventory management services, to the aerospace industry. API (with locations in the U.S., Canada and Asia, plus global partners throughout the world) distributes the products of more than 150 parts and components manufacturers and suppliers. In addition, API performs brake and starter/generator overhaul services and is a Federal Aviation Administration authorized hose assembly facility. Customers of FAvS include passenger and cargo airlines, fleet and corporate aircraft operators, fixed base operators, helicopter and recreational operators, certified repair facilities, flight training schools, governments and military services.

More information about First Aviation can be found our World Wide Web sites: http://www.favs.com and http://www.apiparts.com.

                                      # # #

Contact:  Robert G. Costantini
          Chief Financial Officer
          First Aviation Services Inc.
          (203) 291-3300